Exhibit 5.1

June 4, 2019

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to American Tower Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (including the documents incorporated by reference therein but excluding Exhibit 25, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale from time to time, together or separately in one or more series (if applicable), of (i) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”); (iii) senior or subordinated debt securities of the Company (which may be convertible into Common Stock) (the “Debt Securities”); (iv) fractional interests in shares of Common Stock or Preferred Stock evidenced by depositary receipts (the “Depositary Shares”); (v) warrants to purchase debt or equity securities of the Company (the “Warrants”); (vi) contracts for the purchase or sale of Common Stock, Preferred Stock or Depositary Shares (the “Purchase Contracts”); and (vii) units consisting of one or more Purchase Contracts, Warrants, Debt Securities, shares of Preferred Stock, shares of Common Stock or any combination thereof (the “Units”). The Common Stock, Preferred Stock, Debt Securities, Depositary Shares, Warrants, Purchase Contracts and Units are referred to herein collectively as the “Securities.”

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on an immediate, continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

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The Debt Securities may be either senior debt securities or subordinated debt securities. Senior debt securities may be issued pursuant to an indenture dated as of May 13, 2010 (as amended or supplemented, the “2010 Senior Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, an indenture dated as of May 23, 2013 (as amended or supplemented, the “2013 Senior Indenture”) between the Company and U.S. Bank National Association, as trustee, an indenture dated as of June 4, 2019 (as amended or supplemented, the “2019 Senior Indenture”) between the Company and U.S. Bank National Association, as trustee, or another indenture that may be entered into between the Company and a trustee (as amended or supplemented, the 2010 Senior Indenture, the 2013 Senior Indenture, the 2019 Senior Indenture and such other indenture or indentures, each, a “Senior Indenture”). Any subordinated debt securities may be issued pursuant to a subordinated indenture between the Company and a trustee (as amended or supplemented, the “Subordinated Indenture” and together with the Senior Indentures, the “Indentures”).

The Depositary Shares are to be issued from time to time under one or more deposit agreements (each such deposit agreement, a “Deposit Agreement”) to be entered into between the Company and the depositary to be named therein.

The Warrants are to be issued from time to time under one or more warrant agreements (each such warrant agreement, a “Warrant Agreement”) to be entered into between the Company and the warrant agent to be named therein.

The Purchase Contracts are to be issued from time to time under one or more purchase contract agreements (each such purchase contract agreement, a “Purchase Contract Agreement”) to be entered into between the Company and the purchase contract agent to be named therein.

The Units are to be issued from time to time under one or more unit agreements (each such unit agreement, a “Unit Agreement”) to be entered into between the Company and the unit agent to be named therein.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)

executed copies of the 2010 Senior Indenture, the 2013 Senior Indenture and the 2019 Senior Indenture, and the form of Subordinated Indenture, each filed or incorporated by reference as exhibits to the Registration Statement, including, in the case of the 2013 Senior Indenture and the 2019 Senior Indenture, the form of debt security; and

(c)

copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

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In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.

The Common Stock, including Common Stock to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms, will be validly issued by the Company, fully paid and nonassessable.

2.	The Preferred Stock will be validly issued by the Company, fully paid and nonassessable.

3.	The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

4.

The Depositary Shares to be sold by the Company, upon the due issuance by the Depositary of depositary receipts (including any master depositary receipt issued in connection therewith) evidencing such Depositary Shares against the deposit of the shares of Common Stock or Preferred Stock, as the case may be, in respect thereof in accordance with the provisions of the applicable Deposit Agreement, will be validly issued and the persons in whose names the depositary receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement.

5.	The Warrants will be the valid, binding and enforceable obligations of the Company.

6.	The Purchase Contracts will be the valid, binding and enforceable obligations of the Company.

7.	The Units will be the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (y) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and, in the case of the Debt Securities, to the terms of the applicable Indenture or, in the case of other Securities, to the terms of any agreement governing such Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or

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instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Securities, the Board of Directors of the Company will duly authorize, establish and approve the terms of the Preferred Stock as contemplated by the Company’s Amended and Restated Certificate of Incorporation, and the Company will duly authorize, execute and deliver any applicable Indenture, Deposit Agreement, Warrant Agreement, Purchase Contract Agreement, Unit Agreement or other agreement or other document necessary with respect to the Securities, including any agreement contemplated by the Securities, any other agreement governing those Securities or the Registration Statement, establish the forms of such Securities as necessary or contemplated by any such agreement or by law and will take any other appropriate additional corporate action, and the Indenture will conform to one of the Indentures filed or incorporated by reference as an exhibit to the Registration Statement; (iii) any instruments or receipts evidencing the Securities and any agreement governing the Securities will be governed by New York law; (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing such Securities and in the manner contemplated by the Registration Statement; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Common Stock or Preferred Stock (or conversion price, in the case of Securities convertible into Common Stock or Preferred Stock), shall be at or in excess of the par value of such Common Stock or Preferred Stock; and (vi) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinions expressed in paragraph 3 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities or agreement (notwithstanding any waiver thereof) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in

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obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Validity of the Securities” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sandra L. Flow
Sandra L. Flow, a Partner